                                                               EXHIBIT 1.A(5)(a)

                          [METLIFE LOGO APPEARS HERE]



              __________________________________________________

                               METROPOLITAN LIFE

                               INSURANCE COMPANY

                A Mutual Company Incorporated in New York State
              __________________________________________________

          Metropolitan Life Insurance Company will pay the amount of insurance and provide the other benefits of this policy according to its provisions.



          /s/ Richard M. Blackwell            /s/ Robert G. Schwartz
              Richard M. Blackwell                Robert G. Schwartz
              Vice-President and Secretary        Chairman of the Board,
                                                  President and Chief
                                                  Executive Officer

          Insured                                 JOHN A. DOE

          Face Amount
          of Insurance                            $100,000 AS OF DATE OF POLICY

          Policy Number                           SPECIMEN

          FLEXIBLE PREMIUM MULTIFUNDED LIFE INSURANCE POLICY

          Life insurance payable if the insured dies before the Final Date of Policy.

          Cash Value, if any, less any policy loan and loan interest, payable on the Final Date.

          Adjustable death benefit.

          Premiums payable while the insured is alive and before the Final Date of Policy.

          Premiums must be sufficient to keep the policy in force.

          Not eligible for dividends.

THE CASH VALUE IN EACH INVESTMENT DIVISION OF THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT INVESTMENT DIVISION AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. SEE THE SEPARATE ACCOUNT PROVISION ON PAGE 11.

THE CASH VALUE IN THE FIXED ACCOUNT WILL BE CREDITED WITH INTEREST AT A GUARANTEED RATE OF 4% A YEAR. WE MAY CREDIT ADDITIONAL INTEREST IN EXCESS OF THE GUARANTEED RATE. SEE THE FIXED ACCOUNT PROVISION ON PAGE 9.

THE AMOUNT OR THE DURATION OF THE DEATH BENEFIT, OR BOTH, DEPEND UPON THE AMOUNT OF THE CASH VALUE.

RIGHT TO EXAMINE POLICY -- PLEASE READ THIS POLICY. YOU MAY RETURN THIS POLICY TO US OR TO THE ACCOUNT REPRESENTATIVE THROUGH WHOM YOU BOUGHT IT WITHIN 10 DAYS FROM THE DATE YOU RECEIVE IT OR WITHIN 45 DAYS AFTER THE APPLICATION IS SIGNED, WHICHEVER PERIOD ENDS LATER. IF YOU RETURN IT WITHIN THIS PERIOD, THE POLICY WILL BE VOID FROM THE BEGINNING. WE WILL REFUND ANY PREMIUM PAID.

See Table of Contents and Company address on the last page.

READ THIS POLICY CAREFULLY. This policy is a legal contract between the policy owner and Metropolitan Life Insurance Company.

                                       1
7FM-90

                             POLICY SPECIFICATIONS

DATE OF POLICY                                      MAY 1, 1990

INSURED'S AGE AND SEX                               35 MALE

FINAL DATE OF POLICY                                POLICY ANNIVERSARY AT AGE 95

DEATH BENEFIT                                       OPTION A (SEE PAGE 6)

OWNER                                               JOHN A. DOE

BENEFICIARY                                         MARY B. DOE

CONTINGENT BENEFICIARY                              SEE APPLICATION

POLICY CLASSIFICATION                               NONSMOKER STANDARD

INSURED                                             JOHN A. DOE

SPECIFIED
FACE AMOUNT
OF INSURANCE.....$100,000 AS OF DATE OF POLICY      SPECIMEN.....POLICY NUMBER

PLAN.......FLEXIBLE PREMIUM MULTIFUNDED LIFE


                      INITIAL ALLOCATION OF NET PREMIUM:

FIXED         SEPARATE     GROWTH       100%   INCOME         0% MONEY MARKET 0%
ACCOUNT 0%    ACCT. DIVS:  DIVERSIFIED    0%   EQUITY INCOME  0%


THIS POLICY PROVIDES LIFE INSURANCE COVERAGE UNTIL THE FINAL DATE IF SUFFICIENT PREMIUMS ARE PAID. PREMIUM PAYMENTS IN ADDITION TO THE PLANNED PREMIUM SHOWN BELOW MAY NEED TO BE MADE TO KEEP THIS POLICY AND COVERAGE IN FORCE.

PLANNED PREMIUM OF....................................$1,000 -- PAYABLE ANNUALLY

MINIMUM REQUIRED PREMIUM..............................$705 -- ANNUALLY

GUIDELINE ANNUAL PREMIUM..............................$1,451.64


(TOTAL PREMIUM FOR LIFE INSURANCE BENEFIT, ANY SUPPLEMENTAL RATING AND ANY ADDITIONAL BENEFITS LISTED BELOW)


                              ADDITIONAL BENEFITS

                                       3
7FM-90

      TABLE OF GUARANTEED MAXIMUM RATES FOR EACH $1,000 OF TERM INSURANCE
              (SEE "COST OF TERM INSURANCE" PROVISION ON PAGE 9.)

--------------------------------------------------------------------------------
                    Monthly Rate*                            Monthly Rate*
           -------------------------------            --------------------------
   Age                                          Age
              Male               Female                  Male             Female
--------------------------------------------------------------------------------
    0         .219                .157          48       .499              .374
    1         .086                .070          49       .540              .400
    2         .083                .067          50       .585              .429
    3         .081                .065          51       .638              .459
    4         .078                .064          52       .697              .495
    5         .073                .063          53       .764              .533
    6         .069                .061          54       .838              .573
    7         .065                .059          55       .918              .613
    8         .063                .058          56      1.003               652
    9         .062                .058          57      1.093              .690
    10        .063                .057          58      1.189              .728
    11        .068                .058          59      1.294              .770
    12        .077                .061          60      1.411              .820
    13        .089                .064          61      1.543              .883
    14        .103                .068          62      1.692              .963
    15        .118                .073          63      1.860             1.059
    16        .133                .077          64      2.045             1.167
    17        .143                .080          65      2.246             1.283
    18        .152                .083          66      2.461             1.403
    19        .157                .086          67      2.689             1.524
    20        .158                .088          68      2.934             1.647
    21        .158                .090          69      3.207             1.787
    22        .157                .092          70      3.515             1.951
    23        .153                .093          71      3.867             2.153
    24        .150                .096          72      4.272             2.404
    25        .146                .098          73      4.733             2.706
    26        .143                .100          74      5.240             3.055
    27        .143                .103          75      5.785             3.445
    28        .142                .107          76      6.359             3.869
    29        .143                .110          77      6.958             4.325
    30        .146                .114          78      7.585             4.819
    31        .150                .118          79      8.262             5.370
    32        .156                .123          80      9.012             6.000
    33        .163                .128          81      9.958             6.729
    34        .171                .134          82     10.822             7.579
    35        .181                .142          83     11.902             8.549
    36        .194                .152          84     13.077             9.629
    37        .208                .163          85     14.325            10.811
    38        .224                .178          86     15.626            12.091
    39        .242                .194          87     16.976            13.469
    40        .263                .211          88     18.375            14.952
    41        .285                .229          89     19.834            16.556
    42        .310                .249          90     21.379            18.306
    43        .336                .267          91     23.052            20.250
    44        .365                .287          92     24.937            22.470
    45        .395                .307          93     27.244            25.155
    46        .428                .327          94     30.445            28.736
    47        .462                .350
--------------------------------------------------------------------------------

* If there is a supplemental rating for the life insurance benefit as shown on page 3, the monthly deduction for such supplemental rating must be added to the monthly rate determined from this table

7FM-04  A                                                               AAABH1

          DESCRIPTION OF INVESTMENT DIVISIONS IN THE SEPARATE ACCOUNT


THE ASSETS IN EACH INVESTMENT DIVISION OF METROPOLITAN LIFE SEPARATE ACCOUNT UL (SEPARATE ACCOUNT) ARE INVESTED IN SHARES OF A DESIGNATED INVESTMENT COMPANY PORTFOLIO. EACH PORTFOLIO REPRESENTS A DIFFERENT CLASS (OR SERIES) OF SHARES ISSUED BY METROPOLITAN SERIES FUND, INC.

DIVISION 1--  GROWTH PORTFOLIO--The investment objective of this portfolio is to achieve long-term growth of capital and income, and moderate current income, by investing primarily in common stocks that are believed to be of good quality or to have good growth potential or which are considered to be undervalued based on historical investment standards.

DIVISION 2--  INCOME PORTFOLIO--The investment objective of this portfolio is to achieve the highest possible total return, by combining current income with capital gains, consistent with prudent investment risk and the preservation of capital, by investing primarily in fixed-income, high-quality debt securities.

DIVISION 3--  MONEY MARKET PORTFOLIO--The investment objective of this portfolio is to achieve the highest possible current income consistent with the preservation of capital and maintenance of liquidity, by investing primarily in short-term money market instruments.

DIVISION 4--  DIVERSIFIED PORTFOLIO--The investment objective of this portfolio is to achieve a high total return while attempting to limit investment risk and preserve capital by investing in equity securities, fixed-income debt securities, or short-term money market instruments, or any combination thereof, at the discretion of State Street Research.

DIVISION 5--  EQUITY INCOME PORTFOLIO--The investment objective of this portfolio is to provide a high level of current income and, secondarily, long-term growth of capital by investing primarily in common stocks offering above-average dividend yields and in equity and debt securities convertible into or carrying the right to acquire common stocks.

DIVISION 6--  INTERNATIONAL STOCK PORTFOLIO--The investment objective of this portfolio is to achieve long-term growth of capital by investing primarily in common stocks and equity-related securities of non-United States companies.

DIVISION 7--  STOCK INDEX PORTFOLIO. The investment objective of this portfolio is to equal the performance of the Standard & Poor's 500 Composite Stock Price Index (adjusted to assume reinvestment of dividends) by investing in the common stock of companies which are included in the index.

INVESTMENT RETURNS WILL REFLECT FLUCTUATIONS IN THE MARKET VALUE OF SECURITIES. PLEASE REFER TO THE CURRENT PROSPECTUS FOR METROPOLITAN SERIES FUND, INC. FOR A COMPLETE DESCRIPTION OF THE FUND AND THE CURRENTLY AVAILABLE DESIGNATED PORTFOLIOS.

                                       5
7FM-05  (92)                                                            AAABVE

                                  DEFINITIONS

               This policy provides life insurance through flexible premium payments. Net Premiums are credited at your option to either a fixed interest account ("Fixed Account") or a multifunded separate account ("Separate Account") or both. Interest will be credited to the cash value in the Fixed Account. The cash value in the Separate Account will vary with investment experience. The cost of insurance and other charges will be deducted each month proportionately from the Fixed Account and the Separate Account.

               To make this policy clear and easy to read, we have left out many cross-references and conditional statements. Therefore, the provisions of the policy must be read as a whole. For example, our payment of the insurance proceeds depends on the payment of sufficient premiums.

               To exercise your rights, you should follow the procedures stated in this policy. If you want to request a payment, change the allocation of net premiums, adjust the death benefit, change a beneficiary, change an address or request any other action by us, you should do so on the forms prepared for each purpose. You can get these forms from your account representative or our Designated Office.

               "You" and "your" refer to the owner of this policy.

               "We", "us" and "our" refer to Metropolitan Life Insurance
               Company.

               The "insured" named on page 3 is the person at whose death the insurance proceeds will be payable.

               The "Specified Face Amount of Insurance" as of the date of policy is shown on page 3. A new page 3 will be issued to show any change in the Specified Face Amount of Insurance that occurs at your request.

               The "Final Date of Policy" is the policy anniversary on which the insured is age 95.

               Policy years and months are measured from the date of policy. For example, if the date of policy is May 5, 1999, the first policy month ends June 4, 1999, and the first policy year ends May
               4, 2000. Also, the first monthly anniversary is June 5, 1999 and the first policy anniversary is May 5, 2000.

               The "Designated Office" is the office to which your communications are to be sent. It is our Home Office at One Madison Avenue, New York, N.Y. 10010. We may, by written notice, name one or more other offices within the United States to serve as a Designated Office in place of the Home Office.

               The "Investment Start Date" is the date the first premium is applied to the Fixed Account and/or Separate Account. It is the later of: (1) the Date of Policy; and (2) the date we receive the first premium at our Designated Office.

               "Issue Age" is the age of the insured shown on page 3.

               "Guideline Annual Premium" is the level annual amount of premium that would be payable through the Final Date of Policy for the specified face amount of the policy if premiums were fixed by us as to both timing and amount and were based on the 1980 Commissioners Standard Ordinary Mortality Tables, net investment earnings at an annual effective rate of 5%, and fees and charges as set forth in the policy and any policy riders.

                                       6
7FM-06                                                                  AAABDI

               "Fixed Account" is the account under the policy to which we will add the payments that you allocate to the Fixed Account. The Fixed Account is part of our general account.

               "Separate Account" is Metropolitan Life Separate Account UL, the account under this policy to which we will add the payments that you allocate to any of the Investment Divisions in the Separate Account.

               "Policy Loan Account" is the account to which we will transfer the amount of any policy loan from the Fixed and Separate Accounts.

               "Cash Value" is the sum of: (a) the policy's cash value in the Fixed Account; (b) the policy's cash value in each investment division of the Separate Account; and (c) the policy's cash value in the Policy Loan Account.

               "Cash Surrender Value" is the cash value less any policy loan and loan interest and any applicable surrender charge computed from the chart set forth on page 15 and, if the policy is surrendered in the first policy year, less the Base Administration Charge for each full policy month remaining to the end of the first policy year.


                           PAYMENT WHEN INSURED DIES

INSURANCE      If the insured dies before the Final Date of Policy, an amount of
PROCEEDS       money, called the insurance proceeds, will be paid to the
               beneficiary. The insurance proceeds are the sum of:

               * The death benefit described below.

                          PLUS

               * Any insurance on the insured's life that may be provided by riders to this policy.

                          MINUS

               * Any policy loan and loan interest.

                          MINUS

               * Any due and unpaid monthly deductions accruing during a grace period.

               We will pay the insurance proceeds to the beneficiary after receipt at our Designated Office of proof of death and a proper written claim.

DEATH BENEFIT  You must choose one of the following two death benefit options:

               1.  OPTION A: The Specified Face Amount of Insurance.

               2.  OPTION B: The Specified Face Amount of Insurance;

                                     PLUS

                       The cash value on the date of death.

               The death benefit will be the amount of the option in effect at the time of death or, if greater, the minimum death benefit described on page 8.

7FM-07                                                                  AAABAK

MINIMUM DEATH  In no event will the death benefit be less than the amounts
BENEFIT        described below:

                                      MINIMUM DEATH BENEFIT
                   AGE ON DATE        AS A PERCENTAGE OF THE
                    OF DEATH               CASH VALUE
                   40 or younger              250%
                       41-45                 243-215
                       46-50                 209-185
                       51-55                 178-150
                       56-60                 146-130
                       61-65                 128-120
                       66-70                 119-115
                       71-75                 113-105
                       76-90                   105
                       91-95                 104-100

               The minimum death benefit will decrease uniformly within the age ranges shown.

DEATH BENEFIT  At any time after the second policy year, while this policy is in
ADJUSTMENT     force, you may change the death benefit option and change (either increase on decrease) the Specified Face Amount of Insurance, subject to the following:

               1. In the event of a change in the death benefit option, we will change the Specified Face Amount of Insurance as follows:

                   a. If you change from Option A to Option B, the Specified Face Amount of Insurance will be reduced by the then current cash value.

                   b. If you change from Option B to Option A, the Specified Face Amount of Insurance will be increased by the then current cash value.

               2. The Specified Face Amount of Insurance may not be reduced to less than the Specified Face Amount Limits shown on page 3.1, nor may it be reduced to a level where the total premiums already paid to date exceed the then current Internal Revenue Service limits relating to the definition of life insurance.

               3. The Specified Face Amount of Insurance may not be increased after the insured reaches age 80. For any change at your request which would increase the death benefit, you must provide evidence satisfactory to us of the insurability of the insured. Each increase must be at least $5,000. Also, at the time of change there will be an underwriting charge of $5 for each $1,000 of insurance increase. This charge will be part of the monthly deduction as of the date the increase takes effect. New withdrawal charges will apply for 15 policy years after the increase.

               4. No change in the death benefit will take effect unless the cash surrender value after the change is equal to at least two monthly deductions. A request for a change in the death benefit will take effect as of the monthly anniversary which coincides with or next follows: (a) if evidence of insurability is required, the date we approve the request, or
                   (b) if not, the date of the request.

               5. We will issue a new page 3 for this policy showing the change. We may require that you send us this policy to make any requested change.

                                       8
7FM-08                                                                  AAABAL

                               MONTHLY DEDUCTION

               Each policy month, a deduction is made from the cash value to pay for the cost of insurance and administrative expenses. The monthly deduction is determined on each monthly anniversary, and is the sum of the following items:

               1.  The monthly cost of term insurance, as defined below.

               2.  The monthly cost of any benefits provided by riders.

               3.  A base administration charge as shown on page 3.1.

               4. For any month in which your request results in an increase in the death benefit, an underwriting charge of $5.00 per thousand dollars of such increase.

               The monthly deduction will be charged proportionately to the Fixed Account and each Investment Division of the Separate Account at the beginning of the policy month.

COST OF TERM   The cost of the term insurance for any policy month is equal to
INSURANCE      the amount of term insurance multiplied by the monthly term insurance rate. From time to time we will set monthly term insurance rates based on the insured's age, sex, and underwriting class. These rates will never be more than the maximum rates shown in the table on page 4. Any changes in mortality charges will not recoup past losses. Any adjustments in policy cost factors will be by class and based on changes in such factors as investment earnings, mortality, persistency and expenses.

               The amount of term insurance for any policy month is equal to:

               *  The death benefit divided by 1.0032737;

                           MINUS

               *  The Cash Value of the policy.

               The cash value used in this calculation is determined at the start of the policy month before the deduction for the monthly cost of term insurance and for any Disability Waiver Benefit, but after the deduction for any other riders or charges.


                                 FIXED ACCOUNT

VALUE The policy's cash value in the Fixed Account on the Investment Start Date is equal to:

               1. The portion of the initial net premium which has been paid and allocated to the Fixed Account;

                                     MINUS

               2. The portion of the first monthly deduction charged to the Fixed Account.

                                       9
7FM-09                                                                  AAABF9

               The policy's cash value in the Fixed Account on any day after the Investment Start Date is equal to:

               1. The value on the preceding day, with interest on such value at the currently applicable rates;

                              PLUS

               2. Any portion of net premium paid and allocated to the Fixed Account on that day;

                              PLUS

               3.  Any amount transferred to the Fixed Account on that day;

                              PLUS

               4. Any loan repayments allocated to the Fixed Account on that day;

                              PLUS

               5. That portion of any interest credited on outstanding loans which is allocated to the Fixed Account on that day;

                              MINUS

               6. Any amount transferred from the Fixed Account to the Separate Account on that day;

                              MINUS

               7.  Any cash withdrawal made from the Fixed Account on that day;

                              MINUS

               8. Any amount transferred from the Fixed Account to the Policy Loan Account on that day;

                              MINUS

               9. The portion of any transfer charge allocated to the policy's cash value in the fixed account;

                       MINUS, IF THAT DAY IS A MONTHLY ANNIVERSARY,

               10. The portion of the monthly deduction which is charged to the
                   Fixed Account, to cover the policy month which starts on that day.

INTEREST       The guaranteed interest rate for the Fixed Account is .01075% a
RATE           day, compounded daily. This is equivalent to a rate of 4% a year compounded annually.

               We may declare rates of Interest in excess of the 4% guaranteed rate on amounts in excess of $1,000 in the Fixed Account at any time, subject to the following conditions: the rate of excess interest on any net premiums paid during a month of the year will not decrease before the first day of the same month of the subsequent year; thereafter, the rate of excess interest will not decrease for a period of twelve months from the date declared. We also may credit different rates of excess interest to premium payments made in different months of the year and different rates of excess interest at the end of each twelve-month period for cash value related to premiums received in a given month of each prior year. Transfers made into the Fixed Account will be treated as new premium payments for these purposes.

               We will credit the guaranteed and any excess interest on every Valuation Date. Once credited, that interest will be guaranteed and will become part of the policy's cash value in the Fixed Account from which monthly deductions are made. The monthly deduction will be charged against the most recent premiums paid (and transfers made) and interest credited thereto.

                                      10
7FM-10                                                                  AAABGA

                                SEPARATE ACCOUNT

               Separate Account UL is an investment account established and maintained by us, separate from our general account or other separate investment accounts. It is used for flexible premium multifunded life insurance policies, and if permitted by law, may be used for other policies or contracts as well.

               We own the assets in the Separate Account. Assets equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business we conduct. We may from time to time transfer to our general account assets in excess of such reserves and liabilities.

               Income and realized and unrealized gains or losses from assets in the Separate Account are credited to or charged against the Separate Account without regard to our other income, gains or losses.

               The Separate Account will be valued at the end of each Valuation Period.

               A "Valuation Date" is each day on which there is enough trading in a portfolio's securities that the current value of its shares could be materially affected. In general, Valuation Dates will be days when the New York Stock Exchange is open for trading. We reserve the right, on 30 days notice, to change the basis for such Valuation Date, as long as the basis is not inconsistent with applicable laws.

               A "Valuation Period" is the period between successive Valuation Dates starting at 4:00 P.M. New York City time, on each Valuation Date and ending at 4:00 P.M., New York City time, on the next Valuation Date. We reserve the right, on 30 days notice, to change the basis for such Valuation Period, as long as the basis is not inconsistent with applicable laws.

INVESTMENT     The "Investment Divisions" are part of the Separate Account. Each
DIVISIONS      division holds a separate class (or series) of stock of a
               designated investment company or companies. Each class of stock represents a separate portfolio in an investment company.

               The Investment Divisions available on the Date of Policy are described on Page 5. Those you selected in the application are shown on Page 3. We may from time to time make other investment divisions available to you. We will provide you with written notice of all material details including investment objectives and all charges.

OUR RIGHT      We reserve the right to make certain changes if, in our judgment,
TO MAKE        they would best serve the interests of the owners of policies
CHANGES        such as this one, or would be appropriate in carrying out the purposes of such policies. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, we will obtain your approval of the changes and the approval of any appropriate regulatory authority.

               Example of the changes we may make include:

               * To operate the Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

               * To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

                                      11
7FM-11                                                                  AAABDK

               * To transfer any assets in an Investment Division to another Investment Division, or to one or more separate accounts, or to our general account, or to add, combine, or remove Investment Divisions in the Separate Account.

               * To substitute, for the investment company shares held in any Investment Division, the shares of another class of the investment company or the shares of another investment company or any other investment permitted by law.

               * To change the way we assess charges, but without increasing the aggregate amount charged to the Fixed Account and any currently available investment division of the Separate Account or available portfolios of the fund.

               * To make any other necessary technical changes in this policy in order to conform with any action this provision permits us to take.

               If any of these changes result in a material change in the underlying investments of an Investment Division in the Separate Account, we will notify you of such change. If you have funds allocated to that division, you may then make a new choice of Investment Divisions.

INDEX OF       We use an index to measure changes in each Investment Division's
INVESTMENT     investment experience during a Valuation Period. We set the index
EXPERIENCE     at $10 when the Investment Division first began operations. The index for a current Valuation Period equals the index for the preceding Valuation Period multiplied by the experience factor for the current period.

               The "experience factor" for a valuation period in each division is calculated as follows:

               (1) We take the net asset value per investment company share at the end of the current valuation period. We add the per share amount of any dividend or capital gain distribution paid by the investment company during the current valuation period. We subtract any per share charge for our taxes and for any reserve for taxes.

               (2) We divide (1) by the net asset value per investment company share at the end of the preceding valuation period.

               (3) We subtract a charge of not more than .002454% for each day in the valuation period. This charge is to cover the expense and mortality risks that we are assuming and is equivalent to no more than 0.90% a year.

VALUE The policy's cash value in the Separate Account is the sum of the cash values in each of the Investment Divisions.

               The policy's cash value in each Investment Division of the Separate Account on the Investment Start Date is equal to:

               1. The portion of the initial net premium which has been paid and is allocated to the Investment Division;

                                     MINUS

               2. The portion of the first monthly deduction which is charged to the Investment Division.

                                      12
7FM-12                                                                  AAABAP

               The policy's cash value in each Investment Division on subsequent valuation dates is equal to:

               1. The cash value in the Investment Division on the preceding Valuation Date multiplied by the experience factor for the current valuation period;

                              PLUS

               2. Any net premium payments received during the current valuation period which are allocated to the Investment Division;

                              PLUS

               3. Any net amounts transferred to the Investment Division from the Fixed Account or from another Investment Division during the current valuation period;

                              PLUS

               4. Any loan repayments allocated to the Investment Division during the current valuation period;

                              PLUS

               5. That portion of any interest credited on outstanding loans which is allocated to the Investment Division during the current valuation period;

                              MINUS

               6. Any amounts transferred from the Investment Division during the current valuation period;

                              MINUS

               7. Any cash withdrawal from the Investment Division during the current valuation period;

                              MINUS

               8. Any amount transferred from the Investment Division to the Policy Loan Account during that Valuation Period;

                              MINUS

               9. The portion of any transfer charge allocated to the policy's cash value in the Investment Division;

                   MINUS, IF A MONTHLY ANNIVERSARY OCCURS DURING THE CURRENT VALUATION PERIOD,

               10. The portion of the monthly deduction charged to the
                   Investment Division during the current valuation period to cover the policy month which starts on that day.


                            OWNER'S RIGHT TO CHANGE ALLOCATION

               You can change the allocation of future net premiums among the Fixed Account and/or the Investment Divisions of the Separate Account. You must allocate at least 10% of net premiums to each alternative you choose. Percentages must be in whole numbers. (For example, 33 1/3% may not be chosen.) You must notify us in writing of a change in the allocation percentages. The change will take effect immediately upon receipt at our Designated Office.

                                      13
7FM-13                                                                  AAABAQ

               You may also change the allocation of the cash value. To do this, you may transfer amounts among the alternatives at any time. A transfer charge of $25 will be deducted from the cash value from which amounts are transferred on a pro-rata basis when each transfer is effected. However, no charge will be assessed for transfers from Policy loans and loan repayments. In addition, during the first 24 Policy months, no charge will be assessed for a complete transfer of all amounts in the investment divisions of the Separate Account to the Fixed Account. Transfers must be in either dollar amounts or a percentage in whole numbers. The minimum amount that may be transferred is $50, or, if less, the entire cash value in an Investment Division of the Separate Account or the entire cash value in the Fixed Account. The change will take effect on the date we receive written notice from you at our Designated Office. We will reflect the change in our calculations and in your annual report.


                           PAYMENTS DURING INSURED'S LIFETIME

PAYMENT ON     If the insured is alive on the Final Date of Policy, we will pay
FINAL DATE     you the cash value minus any policy loan and loan interest.
OF POLICY      Coverage under this policy will then end.


FULL AND       We will pay you all or part of the cash surrender value after we
PARTIAL        receive your request at our Designated Office. The cash surrender
CASH           value will be determined as of the date we receive your
WITHDRAWAL     request. If you request and are paid the full cash surrender value, this policy and all our obligations under it will end. We may require surrender of this policy before we pay you the full cash surrender value.

               Each partial cash withdrawal must be at least $250. When a cash withdrawal is made, we will reduce the cash value by the amount of the partial withdrawal. The withdrawal will be allocated proportionately among the Fixed Account and each Investment Division of the Separate Account.

               If Death Benefit Option A is in effect, we will also reduce the Specified Face Amount of Insurance by the amount of the partial withdrawal, and a new page 3 will then be issued. We may require that you send us this policy to make the change. Partial cash withdrawals will not affect the Specified Face Amount of Insurance if Option B is in effect.

               A partial withdrawal which would reduce the cash surrender value to less than two monthly deductions may not be made. Also, if Option A is in effect, a partial withdrawal may not be made if it would reduce the Specified Face Amount of Insurance to less than the Specified Face Amount Limits on page 3.1, or to a level where the premiums already paid would exceed then current Internal Revenue Service limits. If you request a partial cash withdrawal and these conditions apply, we will contact you to determine if you want to cancel the request, withdraw a smaller amount, or surrender the policy.

SURRENDER      If, within the first 15 policy years, you request a full cash
CHARGES        withdrawal or the policy ends because the grace period expired, we will deduct a surrender charge from the cash value. We will also deduct a surrender charge from the cash value if you have increased the specified face amount and, within 15 years of the increase, you request a full cash withdrawal or the policy ends because the grace period expired. No surrender charge applies to an increase in the specified face amount of insurance resulting from a change in the death benefit option.

                                      14
7FM-14                                                                  AAABAR

          The surrender charge per thousand dollars of specified face amount of insurance is as follow:

          Option A at Issue or Increase:

                 Age at                      Policy Years Since Issue or Increase
                 Issue or--------------------------------------------------------------------------------------
                 Increase    1     2    3     4     5     6     7    8    9    10   11   12   13   14   15
                 ----------------------------------------------------------------------------------------------
                   0-5       $ 3  $ 3   $ 3  $ 3   $ 3   $ 2   $ 2  $ 2  $ 2  $ 2  $ 1  $ 1  $ 1  $ 1  $ 1
                   6-10        3    3     3    3     3     2     2    2    2    2    1    1    1    1    1
                  11-20        3    3     3    3     3     2     2    2    2    2    1    1    1    1    1
                  21-25        3    3     3    3     3     2     2    2    2    2    1    1    1    1    1
                  26-30        4    4     3    3     3     3     3    2    2    2    2    1    1    1    1
                  31-35        7    6     6    6     5     5     5    4    4    3    3    2    2    1    1
                  36-40        8    7     7    7     6     6     5    5    4    4    3    3    2    1    1
                  41-44        10   9     8    8     7     7     6    6    5    4    4    3    2    2    1
                  45-50        12   12    11   10    10    9     8    7    7    6    5    4    3    2    1
                  51-54        15   15    14   13    12    11    10   9    8    7    6    5    4    3    1
                  55-59        18   17    16   15    14    13    12   11   10   9    8    6    5    3    2
                  60-69        22   21    20   18    17    16    15   13   12   11   9    7    6    4    2
                  70-79        22   21    20   18    17    16    15   13   12   11   9    8    6    4    2
                  80           22   21    20   18    17    16    15   14   13   12   10   9    8    6    3

          Option B at Issue or Increase:

                 Age at                      Policy Years Since Issue or Increase
                 Issue or------------------------------------------------------------------------------------
                 Increase  1      2     3    4     5     6     7    8    9    10   11   12   13   14   15
                 --------------------------------------------------------------------------------------------
                   0-5     $ 4    $ 4   $ 3  $ 3   $ 3   $ 3   $ 3  $ 2  $ 2  $ 2  $ 2  $ 1  $ 1  $ 1  $ 1
                   6-10      4      4     4    4     3     3     3    3    2    2    2    1    1    1    1
                  11-20      5      5     5    4     4     4     3    3    3    2    2    2    1    1    1
                  21-25      7      7     6    6     6     5     5    4    4    3    3    2    2    1    1
                  26-30      10     8     7    7     7     6     6    5    4    4    3    3    2    1    1
                  31-35      12     12    11   10    10    9     8    7    6    5    4    4    3    2    1
                  36-10      15     14    13   12    12    11    10   9    8    7    6    5    4    3    1
                  41-44      20     20    19   18    17    16    14   13   12   10   9    7    5    4    2
                  45-50      24     24    24   22    21    19    17   16   14   12   10   8    6    4    2
                  51-54      27     27    26   24    23    21    19   18   16   14   12   10   7    5    3
                  55-59      30     29    27   25    24    22    20   18   16   14   12   10   8    5    3
                  60-69      32     30    29   27    25    23    22   20   18   15   13   11   8    6    3
                  70-79      36     34    33   31    29    27    25   23   20   18   16   13   10   7    4
                  80         40     38    36   34    32    30    28   26   24   22   19   17   14   11   6

          However during the first two policy years, the surrender charge, together with all sale charges previously deducted from the premiums paid, will not exceed the total of:

               30% of the premiums paid up to one guideline annual premium
                                      PLUS
               10% of the premiums paid which are greater than one guideline annual premium but not more than two guideline annual premiums
                                      PLUS
               9% of the premiums paid which are greater than two guideline annual premiums.

          The above also applies to a surrender charge allowable to an increase in the specified face amount if policy is surrendered within 2 years of the increase.

          The cash surrender value of an inforce policy is not affected by the above limits during the first two policy years.

                                      15
7FM-15                                                                  AAABGT

POLICY LOAN    At any time, you may get cash by taking a policy loan upon assignment of this policy as sole security. If there is an existing loan, you can increase it.

               The maximum amount available for a new or increased loan will be the greater of the policy's cash surrender value less two monthly deductions or 75% of the policy's cash surrender value.

               The smallest amount you can borrow at any one time is $250.

               The loan will be allocated proportionately among the Fixed Account and the Investment Divisions of the Separate Account.

               Loan interest is charged daily at the rate of 8% a year, and is due at the end of each policy year. Interest not paid within 31 days after it is due will be added to the loan principal. It will be added as of the due date and will bear interest at the same rate as the rest of the loan. It will be deducted proportionately from the policy's cash value in the Fixed Account and each Investment Division of the Separate Account and will be transferred to the Policy Loan Account. The amount transferred will be treated as an increased loan.

LOAN           You may repay all or part (but not less than $50) of a policy
REPAYMENT      loan at any time while the insured is alive and this policy is in force. You must tell us when you make a payment if the payment is intended as a loan repayment. Otherwise, it will be treated as a premium payment. Loan repayments will be allocated in the same manner as net premium payments.

               Failure to repay a policy loan or to pay loan interest will not terminate this policy unless the cash surrender value is less than the monthly deduction due on a monthly anniversary. In that case, the Grace Period provision will apply (see page 17).

EFFECT OF      When a loan is made, the cash value in each Investment Division
A POLICY       of the Separate Account equal to the portion of the policy loan
LOAN ON THE    allocated to each Investment Division will be transferred to a
CASH VALUE     Policy Loan Account within the General Account. The cash value in the Fixed Account equal to the portion of the policy loan allocated to that Account will also be transferred to the Policy
               Loan Account.

               Amounts in the Policy Loan Account will be credited with interest at a rate we set but never less than 4%. Interest credited to amounts in the Policy Loan Account will be allocated at least once a year among the Fixed Account and the Investment Divisions of the Separate Account in the same proportions as net premiums are then being allocated.

DEFERMENT      We reserve the right to defer calculation and payment of benefits in the following circumstances:

               1. If your policy is in force with a cash value in the Separate Account, it will generally not be practical for us to determine the investment experience of the Separate Account during any period when the New York Stock Exchange is closed for trading (except for customary weekend and holiday closings), or when the Securities and Exchange Commission restricts trading or determines that an emergency exists. In such a case and with respect to the Separate Account, we reserve the right to defer: (a) determination, application, or payment of a cash withdrawal value: (b) determination of policy loans except for a loan to pay a premium to us; (c) a change in the allocation among the Investment Divisions of the Separate Account; and (d) payment of the death benefit.

               2. If your policy is in force with a cash value in the Fixed Account, we may defer paying a cash withdrawal value from that account for up to 6 months from the date we receive a request for payment. If we delay for 30 days or more, interest will be paid at a rate not less than 4% a year.

               3. We may delay making a loan from the Fixed Account, except for a loan to pay a premium to us, for up to 6 months from the date you request the loan.

                                      16
7FM-16                                                                  AAABAS

                                    PREMIUMS

PREMIUM        Premium payments other than the first premium are to be sent to
PAYMENTS       our Designated Office.

               No insurance will take effect before the first premium is paid. Other premiums may be paid at any time while the policy is in force and before the Final Date of Policy and in any amount subject to the limits described below.

               We will send premium notices, if you request in writing, according to the planned premium shown on page 3. After the first two policy years, you may skip planned premium payments or change their frequency and amount if the cash surrender value is large enough to keep your policy in force.

               The planned premium shown on page 3 was determined as an amount which would be sufficient to continue this policy to the Final Date, assuming a continuation of current mortality experience, assuming reasonable investment results, and assuming that there is no policy loan, cash withdrawal, or change in the death benefit. However, the planned premium may need to be increased in order to keep this policy in force if there is any change in these assumptions or in the amount and frequency of premium payments.

LIMITS During the first two policy years, total premiums may not be less than the minimum required premium shown on page 3. After the first two policy years, additional premium payments may be necessary to keep the policy in force depending upon actual investment experience and the timing and frequency of the premium payments. Each planned premium payment after the first two policy years must be at least $200 annually and $100 semi-annually ($15 for a Special Account payment). However, any unplanned premium payment must be at least $250.

               We may increase these minimum premium limits. No increase will take effect until 90 days after notice is sent.

               The total premiums paid in a policy year may not exceed the maximum we set for that year. When we set the maximum for total premiums paid in a policy year, we will take account of any requirements in federal legislation relating to the definition of life insurance. We will return to you any premium paid in a policy year to the extent it is more than the maximum.

GRACE PERIOD   If, during the first two policy years, the cash surrender value on any monthly anniversary is insufficient to cover the monthly deduction and the total premiums paid as of a monthly anniversary are not equal to the minimum required premiums shown on page 3, there will be a grace period of 61 days to pay an amount equal to the difference between the total premiums previously paid and the minimum required premiums. If you do not pay this amount the policy will end and we will send you any sales charge we may have deducted which exceeds the maximum surrender charge permitted during the first two policy years.

               If, after two policy years or at any time after you change the death benefit or reinstate this policy, the cash surrender value on any monthly anniversary is less than the deduction for that month, there will be a grace period of 61 days after that anniversary to pay an amount that will cover two monthly deductions. If you do not pay this amount the policy will end, without value.

               In either case we will send you a notice at the start of the grace period. We will also send a notice to any assignee on our records.

               If the insured dies during the grace period, we will pay the insurance proceeds minus any overdue monthly deduction.

REINSTATEMENT  If the grace period has ended and you have not paid the required premium and have not surrendered your policy for its cash surrender value, you may reinstate this policy while the insured is alive if you:

               1. Request in writing reinstatement within 3 years after the end of the grace period;

               2.  Provide evidence of insurability satisfactory to us;

               3. Pay a sufficient amount to keep the policy in force for at least 2 months after the date of reinstatement; plus (a) an amount sufficient to cover the unpaid portion of the charges applicable during the first 12 policy months; plus (b) any portion of the surrender charge which was not paid when the policy ended because the cash value was not sufficient to pay such portion of the charge: plus (c) interest on (a) to the date of reinstatement at the rate of 6% a year.

               Any policy loan and interest due when the policy ends will be cancelled.

                                      17
7FM-17                                                                  AAABAT

               The effective date of the reinstated policy will be the date we approve the reinstatement application.

               The amount of cash value on the date of reinstatement will be equal to:

               *  the net premiums paid at reinstatement;

                             PLUS

               *  an amount equal to the lesser of:

                    (i) the surrender charge which would apply under the policy if it were surrendered in the policy year of reinstatement and as if the policy had not ended earlier, and

                    (ii) the total surrender charges as described on page 14
                         when the policy ended, except if the policy ended during the first two policy years, the total surrender charges actually paid;

                             MINUS

               * the amounts paid in accordance with (a), (b) and (c) in item 3 above.


                             OWNERSHIP AND BENEFICIARY

OWNER As owner, you may exercise all rights under your policy while the insured is alive. You may name a contingent owner who would become the owner if you die before the insured.

CHANGE OF      You may name a new owner at any time. If a new owner is named,
OWNERSHIP      any earlier choice of a contingent owner, beneficiary, contingent beneficiary or optional income plan will be cancelled, unless you specify otherwise.

BENEFICIARY    The beneficiary is the person or persons to whom the insurance proceeds are payable when the insured dies. You may name a contingent beneficiary to become the beneficiary if all the beneficiaries die while the insured is alive. If no beneficiary or contingent beneficiary is named, or if none is alive when the insured dies, the owner (or the owner's estate) will be the beneficiary. While the insured is alive, the owner may change any beneficiary or contingent beneficiary.

               If more than one beneficiary is alive when the insured dies, we will pay them in equal shares, unless you have chosen otherwise.

HOW TO CHANGE  You may change the owner, contingent owner, beneficiary or
THE OWNER OR   contingent beneficiary of this policy by written notice or
THE            assignment of the policy. No change is binding on us until it is
BENEFICIARY    recorded at our Designated Office.

               Once recorded, the change binds us as of the date you signed it. The change will not apply to any payment made by us before we recorded your request. We may require that you send us this policy to make the change.

COLLATERAL     Your policy may be assigned as collateral. All rights under the
ASSIGNMENT     policy will be transferred to the extent of the assignee's interest. We are not bound by an assignment or release thereof unless and until it is in writing and is recorded at our Designated Office. We are not responsible for the validity of any assignment.


                               GENERAL PROVISIONS

THE CONTRACT   This policy includes any riders and, with the application
               attached at issue and any application added after issue, makes up the entire contract. All statements in the application will be representations and not warranties. No statement will be used to contest the policy unless it appears in the application.

LIMITATION     No account representative or other person except our President,
ON SALES       Secretary, or Vice-President may make or change any contract of
REPRESEN-      insurance, or change or waive any of the terms of this policy.
TATIVE'S       Any change or waiver must be in writing and signed by our
OR OTHER       President, Secretary, or Vice-President.
PERSON'S
AUTHORITY

INCONTESTA-    We will not contest the validity of your policy after it has been
BILITY         in force during the insured's lifetime for 2 years from the date of policy. We will not contest the validity of any increase in the death benefit after such increase has been in force during the insured's lifetime for 2 years from its effective date.

                                      18
7FM-18                                                                  AAABAU

AGE AND SEX         If the insured's age or sex on the date of the policy is not correct as shown on page 3, we will adjust the benefits under this policy. To do this, we will recompute the cash value by taking out the monthly deductions for the life of the policy, using the insured's correct age and sex.

NONPARTICIPATION    This policy is not eligible for dividends, it does not
                    participate in any distribution of our surplus.


COMPUTATION         The Fixed Account Cash Value is computed using a guaranteed
OF VALUES           minimum interest rate of 4% a year. These values and the
                    maximum term insurance rates shown on page 4 are based on the 1980 Commissioners Standard Ordinary Mortality (sex distinct) Table, age last birthday.

                    For substandard policy classifications, these values and rates are based on a modified version of the 1980 CSO Mortality Table that reflects our mortality experience.

                    We have filed a detailed statement of the method of computation with the insurance supervisory official of the state in which this policy is delivered. The values under this policy are equal to or greater than those required by the law of that state.

ANNUAL REPORTS      Each year we will send you a report showing the current
                    death benefit, cash value and any outstanding policy loans for this policy. It will show the amount and type of credits to and deductions from the cash value during the past policy year. The report will also include any other information required by state laws and regulations.


ILLUSTRATION OF     At any time, we will provide an illustration of the future
FUTURE BENEFITS     benefits and values under your policy. You must ask in
                    writing for this illustration. The first illustration in any policy year will be furnished free of charge. Any subsequent request in that policy year will be subject to a service fee of up to $5.

                                   EXCLUSION

SUICIDE The insurance proceeds will not be paid if the insured commits suicide, while sane or insane, within 2 years from the date of policy. Instead we will pay the beneficiary an amount equal to all premiums paid, without interest, less any policy loan and loan interest and less any partial cash withdrawals. If the insured commits suicide, while sane or insane, more than 2 years after the date of this policy but within 2 years from the effective date of any increase in the death benefit, our liability with respect to the increase will be limited to its cost.

                               METHODS OF PAYMENT

                    Unless otherwise requested, we may pay the insurance proceeds when the insured dies, or the cash surrender value on surrender of the policy in one sum, or by placing the amount in an account that earns interest. The payee will have immediate access to all or any part of the account. If requested, we will apply the amount under one or more of the following payment plans:

OPTION 1.           INTEREST INCOME-- The amount applied will earn interest
                    which will be paid monthly. Withdrawals of at least $500 each may be made at any time by written request.

OPTION 2.           INSTALMENT INCOME FOR A STATED PERIOD-- Monthly instalment payments will be made so that the amount applied, with interest, will be paid over the period chosen (from 1 to 30 years).

OPTION 2A.          INSTALMENT INCOME OF A STATED AMOUNT-- Monthly instalment
                    payments of a chosen amount will be made until the entire amount applied, with interest, is paid.

OPTION 3.           SINGLE LIFE INCOME-- GUARANTEED PAYMENT PERIOD-- Monthly
                    payments will be made during the lifetime of the payee with a chosen guaranteed payment period of 10, 15 or 20 years.

                                       19
7FM-19                                                                  AAABAV

OPTION 3A.          SINGLE LIFE INCOME-- GUARANTEED RETURN-- Monthly payments
                    will be made during the lifetime of the payee. If the payee dies before the total amount applied under this plan has been paid, the remainder will be paid in one sum as a death benefit.

OPTION 4.           JOINT AND SURVIVOR LIFE INCOME-- Monthly payments will be
                    made jointly to two persons during their lifetime and will continue during the remaining lifetime of the survivor. A total payment period of 10 years is guaranteed.

OTHER               Instead of monthly payments, you may choose to have
FREQUENCIES         payments made quarterly, semiannually or annually.
AND PLANS           Other payment plans may be arranged with us.

CHOICE OF           A choice of a payment plan for insurance proceeds made by
PAYMENT PLANS       you in writing and recorded by us while the insured is alive will take effect when the insured dies. All other choices of payment plans will take effect when recorded by us or later, if requested. When a payment plan starts, we will issue a contract which will describe the terms of the plan. We may require that you send us this policy. We may also require proof of the payee's age.

                    Payment plans may be chosen:

                    1. By you during the lifetime of the insured.

                    2. By the beneficiary within one year after the date the
                       insured died and before any payment has been made, if no choice of payment plan was in effect on the date of death.

                    A choice of a payment plan will not take effect unless each payment under the plan would be at least $50.

LIMITATIONS         If the payee is not a natural person, the choice of a
                    payment plan will be subject to our approval. An assignment for a loan will modify a prior choice of payment plan. The amount due the assignee will be payable in one sum and the balance will be applied under the payment plan.

                    Payment plan payments may not be assigned and, to the extent permitted by law, will not be subject to the claims of creditors.

PAYMENT PLAN        Amounts applied under the interest income and instalment
RATES               payment plans will earn interest at the rate we set from
                    time to time. That rate will never be less than 3% a year.

                    Life income plan payments will be based on a rate set by us and in effect on the date the insurance proceeds or cash surrender value become payable.

                                      20
7FM-20                                                                  AAABAW

   MINIMUM PAYMENTS UNDER PAYMENT PLANS - Monthly payments under Options 2, 3, 3A and 4 for each $1,000 applied will not be less than the amounts shown in the following Tables.

            -----------------------------------------------------------------------------------
                        OPTION 2. INSTALMENT INCOME FOR A STATED PERIOD
                            Monthly Payment for each $1,000 Applied
            -----------------------------------------------------------------------------------
             Years        Minimum Amount       Years   Minimum Amount   Years   Minimum Amount
             Chosen       of Each Monthly     Chosen  of Each Monthly  Chosen  of Each Monthly
                              Payment                      Payment                  Payment
            -----------------------------------------------------------------------------------
                1             $84.47             11         $8.86          21        $5.32
                2              42.86             12          8.24          22         5.15
                3              28.99             13          7.71          23         4.99
                4              22.06             14          7.26          24         4.84
                5              17.91             15          6.87          25         4.71
                6              15.14             16          6.53          26         4.59
                7              13.16             17          6.23          27         4.47
                8              11.68             18          5.96          28         4.37
                9              10.53             19          5.73          29         4.27
               10               9.61             20          5.51          30         4.18
             -----------------------------------------------------------------------------------
                          To determine the minimum amount for a quarterly payment,
                          multiply the above monthly payment by 2.99: for semiannual by
                          5.96: and for annual by 11.84.
             -----------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                         OPTION 3. SINGLE LIFE INCOME-- Guaranteed Payment Period               OPTION 3A.
                      Minimum Amount of each Monthly Payment for each $1,000 Applied            SINGLE LIFE INCOME--
                ------------------------------------------------------------------------------  Guaranteed Return
                                         Guaranteed Payment Period                              Minimum Amount of each
     Payee's    ------------------------------------------------------------------------------  Monthly Payment for each
       Age                10 Years                   15 Years                 20 Years          $1,000 Applied
------------------------------------------------------------------------------------------------------------------------------------
                     Male        Female          Male          Female     Male      Female       Male         Female
                --------------------------------------------------------------------------------------------------------------------
       50            $4.29        $3.94          $4.23          $3.91     $4.15      $3.86       $4.11        $3.82
       55             4.72         4.29           4.62           4.23      4.47       4.15        4 47         4.11
       60             5.29         4.73           5.09           4.62      4.79       4.47        4.92         4.47
       65             6.02         5.29           5.60           5.09      5.09       4.81        5.48         4.93
       70             6.86         6.02           6.08           5.63      5.31       5.13        6.18         5.53
       75             7.71         6.92           6.46           6.16      5.44       5.36        7.05         6.32
       80             8.48         7.89           6.70           6.55      5.49       5.47        8.15         7.36
   85 and over        9.07         8.74           6.82           6.77      5.51       5 50        9.54         8.70

------------------------------------------------------------------------------------------------------------------------------------

        --------------------------------------------------------------------------------------------------
                         OPTION 4.  JOINT AND SURVIVOR LIFE INCOME-- Guaranteed period of 10 years
                                    Minimum Amount of each Monthly Payment for each $1,000 Applied
        --------------------------------------------------------------------------------------------------
                Age of                   One Male and               Two                    Two
              Both Payees                 One Female               Males                 Females
        --------------------------------------------------------------------------------------------------
                 50                         $3.64                   $3.79                  $3.54
                 55                          3.93                    4.11                   3.80
                 60                          4.30                    4.55                   4.13
                 65                          4.80                    5.13                   4.57
                 70                          5.47                    5.90                   5.17
                 75                          6.33                    6.80                   6.00
        --------------------------------------------------------------------------------------------------

On request, we will provide additional information about amounts of premium payments.

                                      21
7FM-21                                                                  AAAGE4

[LOGO OF METROPOLITAN LIFE APPEARS HERE]                               1847817-3

[X] METROPOLITAN LIFE INSURANCE COMPANY           [_] METROPOLITAN TOWER LIFE
                                                       INSURANCE COMPANY

[_] METROPOLITAN INSURANCE AND ANNUITY COMPANY    [_] METLIFE SECURITY
                                                       INSURANCE COMPANY

                   PART A -- APPLICATION FOR LIFE INSURANCE

1.
IDENTITY OF             JOHN A. DOE                                                   M      MARRIED               3/27/54
PROPOSED       Full Name  First, Middle Initial, Last Name                           Sex  Marital Status    Date of Birth Mo./Day
INSURED

                   ANY STATE                                   5"10"      160       $10,000                   123 45 6789
               State/Country of Birth         Co. Use          Height     Weight    Total Life Insurance      Social Security Number
                                             Enter Age         Ft. In.    Pounds      in all companies
                                           Last Birthday                          (including Metropolitan)

2.
ADDRESS        123 MAIN ST. ANYCITY, ANYSTATE 10000
               Mailing Address of Proposed Insured, or Owner if named in Item 6. Number, Street, City or Town, State and Zip Code
3.
PLAN           FLEXIBLE PREMIUM MULTIFUNDED LIFE                                        $100,000 -
               (a.) PLAN (For VLI or FPMLI Complete                                     (b.) AMOUNT (The Specified Face Amount or
                    Supplement II to Part A)                                                 Guaranteed Insurance Amount)

               (c.) COMPLETE FOR UNIVERSAL LIFE PLANS                                   (d.) For a qualified Plan specify:
                 I. Death Benefit Option (check one)                                         I. Type of Plan
                    [X] Option A (Specified Face Amount)                                [_] II. New Plan

                    [_] Option B (Specified Face Amount PLUS the                        [_]III. Existing Plan-
                        accumulation fund or cash value)                                        Employer Group No.
                II. Planned Premium Amount $1000 -

               (e.) State any Special Request

4.
OPTIONAL       [_]  Disability Waiver     [_] 1 Year Cost of Living    [_] 10 Year Term $                [_] Guarantee Issue
BENEFITS                                                                                                     Option Amount
               [_]  Accidental Death      [_] 1 Year Term $            [_] 20 Year Family Income $        $

5.             (a.) Select a mode of payment which is available with the plan applied for:
PREMIUM             [X] Annual  [_] C-O-M        [_] Govt. Allot.-Mil.       [_] Govt. Allot. -Civ.    [_] Sal. Sav.   [_]
PAYMENTS
                                                                                      [X] is
               (b.) Amount paid with application: $ 1000 -     [_] None   This Amount            at least equal to one C-O-M premium
                                                                                      [_] is not
6.
OWNER/         (a.) Owner if other than Proposed Insured  Relationship to     Date of Birth         Social Security # or Tax I.D #
CONTINGENT          (Full Name of person or firm)         Proposed Insured
OWNER
               (b.) Contingent Owner (Full Name)          Relationship to     Date of Birth         Social Security # or Tax I.D. #
                                                          Proposed Insured
               (c.) [_] Check here if Proposed Insured is to become the Owner if pre-deceased by both the Owner and Contingent
                        Owner, if any, indicated above (only applicable if Proposed Insured is age 15 or over).

7.                  MARY B. DOE                                               WIFE                                    8/1/56
BENEFICIARY/   (a.) Revocable Beneficiary (Full Name)                         Relationship to Proposed Insured        Date of Birth
CONTINGENT
BENEFICIARY    (b.) Revocable Contingent Beneficiary (Full Name)              Relationship to Proposed Insured        Date of Birth
               (c.) [_] Check here if all present and future children born of the marriage of Proposed Insured and current spouse are to be included as contingent beneficiaries.


               (d.)     Address of Beneficiary or Contingent Beneficiary, if different from address in Item 2.

               NOTE: (I) Unless indicated otherwise, if more than one beneficiary is alive when the insured dies, we will pay them in equal shares. If no beneficiary is alive when the insured dies, the contingent beneficiary will become the beneficiary, (II) any entry in item 7 is invalid for a corporate pension or profit-sharing plan or public employee deferred compensation plan, (III) a check in item 7(c.) above is valid only if the proposed insured's current spouse is named as the beneficiary.

036 K-16

8.                 ATTORNEY - LITIGATION                                                                                   1847817-4
OCCUPATION    (a.) Occupation of Proposed Insured - Job Title and Duties

                       DOE & DOE                                                                                          6 YEARS
              (b.) Employed by                                                                                          How Long?
              (c.) Actively at Work? (If a homemaker, are you performing regular household duties; if a student, are you attending
                   school regularly? If No, attach explanatory letter.)                                              Yes [X]  No [_]
                                                                                                                          -


9.            Indicate date Proposed Insured last smoked/used:
TOBACCO
USE           cigarette                      cigar                              pipe              smokeless tobacco
              [X] never                      [X] never                          [X] never         [X] never
               -                              -                                  -                 -


10.           DR. JOHN SMITH  789 FIRST ST.  ANYCITY,  ANYSTATE  10000
ATTENDING     (a.) Name and address of personal physician, practitioner or health facility used by Proposed Insured.
PHYSICIAN
                    2/9/89
              (b.) Date of last consultation

                    FLU-REST
              (c.) Reason for consultation and diagnosis, treatment and advice.

                            ITEMS 11. AND 12. APPLY TO AND ARE TO BE COMPLETED FOR ALL PERSONS TO BE INSURED.

11.           FOR ANY YES ANSWERS, GIVE DETAILS BELOW.
MEDICAL       Has any person proposed for insurance:
DATA          (a.)  In the last five years, been treated, examined, or advised by any physician, practitioner, or health facility? (Do not include colds, minor viruses or minor injuries which prevented normal
                    activities for a period less than 5 days.)                                                        [_] Yes [X] No
                                                                                                                               -

              (b.)  Ever received treatment, attention, or advice from any physician, practitioner or health facility for, or been told by any physician, practitioner, or health facility that such person had heart
                    trouble, chest pain, high blood pressure, diabetes, lung disease, tumor, or cancer?               [_] Yes [X] No
                                                                                                                               -

              (c.)  In the last two years, had persistent cough, pneumonia, chest discomfort, muscle weakness, unexplained weight loss of ten pounds or more, swollen glands, patches in mouth, visual
                    disturbance or recurring diarrhea, fever, or infection?                                           [_] Yes [X] No
                                                                                                                               -

              (d.)  In the last five years, received or applied for disability or hospitalization benefits from
                    any source?                                                                                       [_] Yes [X] No
                                                                                                                               -

              (e.)  Ever had any surgical operation not revealed in previous questions or went to a hospital, clinic, dispensary, or sanitarium for observation, examination, or treatment not revealed in previous
                    questions?                                                                                        [_] Yes [X] No
                                                                                                                               -

              (f.)  Had a parent, brother, or sister with heart or coronary artery disease, high blood pressure, cancer or diabetes? (If Yes, give details for each person, including age at onset and age at
                    death if applicable.)                                                                             [_] Yes [X] No
                                                                                                                               -



            Details
                                                                             Dates       Nature and Severity of Condition
             Item                     Name and Address of Each Physician      and         Frequency of Attacks, Specific
              No.    Name of Person    Practitioner and Health Facility    Durations          Diagnosis and Treatment
            -------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------
            -------------------------------------------------------------------------------------------------------------
            Details for Yes answers to items (d.) and (f.)

036 K-16

                                                                                                                           1847817-5
12.           FOR ANY YES ANSWER TO ITEMS (A.) THROUGH (F.), GIVE DETAILS BELOW.
NON-MEDICAL   Has any person proposed for insurance:
DATA          (a.) Ever had an application for Life or Health Insurance declined, postponed, rated,
                   modified or required an extra premium?                                                         [_] Yes  [X] No
                                                                                                                            -

              (b.) Any other application for Life or Health insurance now pending or planned in this
                   or any other company?                                                                          [_] Yes  [X] No
                                                                                                                            -

              (c.) Intentions in connection with the policy applied for, to borrow against, surrender or discontinue existing insurance or annuities (including Group) in force with this or any
                   other insurer?                                                                                 [_] Yes  [X] No
                                                                                                                            -

              (d.) Had a driving license suspended or revoked in the last 3 years; or been convicted of 3 or more moving violations in the last 3 years; or ever been convicted of driving while
                   impaired or intoxicated?                                                                       [_] Yes  [X] No
                                                                                                                            -

              (e.) Been outside the U.S. or Canada in the past 2 years, or intend to be in the next 12
                   months?                                                                                        [_] Yes  [X] No
                                                                                                                            -

              (f.) Ever used heroin, cocaine, barbiturates or other drugs, except as prescribed by a physician or other licensed practitioner; or received treatment or advice from a physician or other practitioner regarding the use of alcohol, or the use of drugs except for medical purposes;
                   or received treatment or advice from an organization which assists those who have an alcohol
                   or drug problem?                                                                               [_] Yes  [X] No
                                                                                                                            -

              (g.) Flown as a pilot, student pilot, crew member or passenger (except on a scheduled airline)
                   in the last 2 years or intend to do so in the next 12 months? If Yes, complete the
                   Aviation Questionnaire.                                                                        [_] Yes  [X] No
                                                                                                                            -

              (h.) Engaged in, or plan to engage in Automotive, Motorcycle or Power Boat Sports; Bobsledding;
                   Ballooning; Scuba or Sky Diving; Hang Gliding (including Slope Soaring, Para-kiting, etc.);
                   Mountain Climbing; Parachuting; Snowmobile Racing or any other hazardous sport or hobby?
                   If Yes, complete the Avocation Questionnaire.                                                  [_]Yes   [X] No
                                                                                                                            -


            DETAILS
            Item No.

            -----------------------------------------------------------------------------------------------------------------------

            -----------------------------------------------------------------------------------------------------------------------

            -----------------------------------------------------------------------------------------------------------------------

            -----------------------------------------------------------------------------------------------------------------------

            -----------------------------------------------------------------------------------------------------------------------

            -----------------------------------------------------------------------------------------------------------------------

            -----------------------------------------------------------------------------------------------------------------------

            -----------------------------------------------------------------------------------------------------------------------

            -----------------------------------------------------------------------------------------------------------------------

            -----------------------------------------------------------------------------------------------------------------------

            -----------------------------------------------------------------------------------------------------------------------

            -----------------------------------------------------------------------------------------------------------------------

            -----------------------------------------------------------------------------------------------------------------------

            -----------------------------------------------------------------------------------------------------------------------

            -----------------------------------------------------------------------------------------------------------------------

            -----------------------------------------------------------------------------------------------------------------------

            -----------------------------------------------------------------------------------------------------------------------

            -----------------------------------------------------------------------------------------------------------------------

            -----------------------------------------------------------------------------------------------------------------------

DRIVER'S    IN ALL CASES, GIVE NAME, DRIVER'S LICENSE NUMBER AND STATE OF ISSUE FOR EACH PERSON TO BE INSURED.
LICENSE     ------------------------------------------------------------------------------------------------------------------------
DATA        JOHN DOE                            1234567890                                            ANY STATE
            ------------------------------------------------------------------------------------------------------------------------

            -----------------------------------------------------------------------------------------------------------------------

            -----------------------------------------------------------------------------------------------------------------------

036 K-16

                                                                       1847817-6

                                   AGREEMENT



             I HAVE READ THIS APPLICATION AND AGREE THAT ALL STATEMENTS AND ANSWERS ARE TRUE AND COMPLETE TO THE BEST OF MY KNOWLEDGE AND BELIEF. IT IS ALSO AGREED THAT:

1. The statements and answers in Part A and if applicable Supplements I and II to Part A, Part B and the Aviation and/or Avocation Questionnaire, are the basis of any policy issued.

2. No sales representative or other person except the President, Secretary or a Vice-President of Metropolitan may (a) make or change any contract of insurance; or (b) make any binding promises about insurance benefits; or
     (c) change or waive any of the terms of an application, receipt or policy.

3. No information about any person to be insured will be considered to have been given to Metropolitan unless it is stated in this application.

4. Except as set forth in the Receipt and Temporary Insurance Agreement, Metropolitan will have no liability until a policy is delivered personally to the owner and the full first premium due is paid. The policy will then be in effect as of its date of issue. But it will not be in effect unless at the time it is delivered:

     (a.) the condition of health of each person to be insured, and of the applicant if the Applicant's Waiver of Premiums Benefit is applied for, is the same as given in the application;
                                      and
     (b.) no person to be insured, nor the Applicant if the Applicant's Waiver of Premiums Benefit is applied for, has received any medical advice or treatment from a physician or other practitioner since the date of the application.

5. If any annual dividends are payable on a policy issued under this application, they may be taken in cash or used in any other way provided by the policy. A choice may be made by an entry in Item 3(e). If there is no such entry, annual dividends will be: (a) left with Metropolitan to earn interest if the policy is a Term Plan or if Item 3(d) is checked; or (b) used to buy paid-up additional insurance if the policy is a Life plan and
     Item 3(d) is not checked; or (c) used as stated in the policy applied for.

IF DIVIDENDS ARE LEFT WITH METROPOLITAN TO EARN INTEREST AND ITEM 3(D) IS NOT CHECKED, THE OWNER CERTIFIES, UNDER PENALTY OF PERJURY, THAT THE OWNER'S SOCIAL SECURITY OR TAX I.D. NUMBER SHOWN IN ITEM 1 OR 6(A) IS CORRECT AND THE OWNER

[_] is
          subject to a backup withholding order issued by the IRS.
[_] is not


           WITNESS                                 PLACE
     (Licensed Resident Agent)           (City/State where signed)           Mo. Day. Yr.           SIGNATURE
        RICHARD ROE                        ANYCITY, ANYSTATE                    5/1/90             JOHN A. DOE
Witness to Signature in (A)                                                  (A) Proposed insured (Age 15 or Over)

Br./Dist. No. 100      Agency 100           Index 001

Witness to Signature in (B)                                                  (B) Other Proposed insured

Witness to Signatures in (C) or (D)                                          (C) Owner (if named in item 6)

If Owner is a firm or corporation, enter on line (C) full business name as it appears in item 6, and have a partner or officer (other than Proposed Insured) sign on line (D), and give title.

                                     (D)

                                                                                SIGNATURE                               TITLE

                        Complete Only for a Juvenile Policy. Also, be sure to complete Item 6 and have Owner sign in (C) above.
Witness to Signature in (E)                                                  (E) Applicant (Juvenile Policy)

Witness to Signature (F)                                                     (F) Child (required only if a New York State
                                                                                 resident and exact age is between 14 1/2 and 15.)


Also to be signed below if Applicant or Owner is not a parent, guardian or person liable for child's support.

I consent to this application for insurance on the life of the Proposed Insured. I have read the answers in this application, and they are true and complete to the best of my knowledge and belief.

Witness to Signature in (G)                                                  (G) Parent, Guardian or Person
                                                                                 Liable for Child's Support

036 K-16

[LOGO OF METROPOLITAN LIFE APPEARS HERE]
                                                        Application No. 1847817
                            SUPPLEMENT II TO PART A     Case No.
                                                                ---------------
                 [X] METROPOLITAN LIFE INSURANCE COMPANY
                  -


                 [_] METROPOLITAN TOWER LIFE INSURANCE COMPANY

                   Flexible Premium Multifunded Life (FPMLI)

                                                                                               DIVISION/ACCOUNT        ALLOCATION
                                                                                               ----------------        ----------
   1.   INVESTMENT DIVISION/ACCOUNT ALLOCATION                                                 GROWTH                       100 %
                                                                                                                           -----
        Select the percentage of premium to be allocated to each division/account.             INCOME
        For each division/account to which an allocation is made the percentage                                            -----%
        must be a whole number and must be at least 10% (Enter zero for any                    MONEY MARKET
        division/account to which no allocation is made). The percentage will apply                                        -----%
        to future premiums unless changed by the owner.                                        DIVERSIFIED
                                                                                                                           -----%
                                                                                               EQUITY INCOME
                                                                                                                           -----%
                                                                                               FIXED
                                                                                                                           -----%
                                                                                               OTHER
                                                                                                                           -----%
                                                                                                     (SPECIFY)              100%

   2.   SUITABILITY

        Applies to both Proposed Insured (Applicant for Juvenile policy) and Owner if Owner is other than Proposed Insured:

        (a) Have you received a prospectus for the policy indicated above?                                   Yes [X]   No [_]
                                                                                                                  -

            Edition date of Prospectus 5/1/90
            Edition dates of any supplements 5/1/90

        (b) Have you received a prospectus for the Metropolitan Series Fund?                                 Yes [X]   No [_]
                                                                                                                  -

            Edition date of Prospectus 5/1/90
            Edition dates of any supplements 5/1/90

        (c) Do you understand that under the policy indicated above (exclusive of any optional benefits):
              (i)  the amount of death benefit in excess of the Specified Face Amount for FPMLI policies may increase or
                   decrease depending on the policy's investment experience?                                 Yes [X]   No [_]
                                                                                                                  -


             (ii)  the duration of the death benefit for FPMLI policies may increase or decrease depending on the policy's
                   investment experience?                                                                    Yes [X]   No [_]
                                                                                                                  -


            (iii)  the cash value may increase or decrease depending on the policy's investment experience?  Yes [X]   No [_]
                                                                                                                  -


                   With this in mind, do you believe that the policy indicated above is in accord with your insurance objectives
                   and financial needs?                                                                      Yes [X]   No [_]
                                                                                                                  -


                   NOTE: Upon request, we will furnish illustrations of benefits, including death benefits and cash values, for (a)
                   the policy applied for and (b) a fixed benefit life insurance policy for the same premium.

  IT IS UNDERSTOOD THAT, AS SPECIFIED IN 2.(C) ABOVE, THE AMOUNT AND/OR THE DURATION OF THE DEATH BENEFIT AND THE AMOUNT OF THE CASH VALUE MAY INCREASE OR DECREASE BASED ON THE INVESTMENT EXPERIENCE OF THE APPLICABLE SEPARATE ACCOUNT AND ARE NOT GUARANTEED.

------------------------------------------------------------------------------------------------------------------------------------
                                                    PLACE
   WITNESS (LICENSED RESIDENT AGENT)      (CITY/STATE WHERE SIGNED)       MO. DAY YR.                     SIGNATURE
------------------------------------------------------------------------------------------------------------------------------------
   RICHARD ROE                                ANYCITY, ANYSTATE             5/1/90          JOHN A DOE
   Witness to Signature in (A)                                                              (A) Proposed Insured  (Age 15 or Over)
------------------------------------------------------------------------------------------------------------------------------------


   Witness to Signature in (B)                                                              (B) Owner (if named in Part A)
------------------------------------------------------------------------------------------------------------------------------------

   If Owner is a firm or corporation, enter on line (B) full business name as it appears in Part A and have one or more partners or officers (other than Proposed Insured) sign on line (C), and give their titles.

                                                                    (C)
                                                                       -------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

   COMPLETE ONLY FOR A JUVENILE POLICY. ALSO, BE SURE TO COMPLETE OWNER DESIGNATION IN PART A AND HAVE OWNER SIGN IN (B) ABOVE.
------------------------------------------------------------------------------------------------------------------------------------

   Witness to Signature in (D)                                                              (D) Applicant (Juvenile Policy)
------------------------------------------------------------------------------------------------------------------------------------


   Witness to Signature in (E)                                                              (E) Child (required only if a New York
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                State resident and exact age is
   Also to be signed below if Applicant or Owner is not a parent, guardian or                   between 14 1/2 and 15.)
   person liable for child's support. I consent to this application for insurance on the life of the Proposed Insured. I have read the answers in this application, and they are true and complete to the best of my knowledge and belief.
------------------------------------------------------------------------------------------------------------------------------------


   Witness to Signature in (F)                                                              (F) Parent, Guardian or Person Liable
------------------------------------------------------------------------------------------------------------------------------------
                                                                                                for Child's Support

036 K-16-SUPP-II (590)

                               TABLE OF CONTENTS

                                     Page                                 Page                                              Page
POLICY SPECIFICATIONS                3, 3.1    Index of Investment                          Change of Ownership              18
                                                 Experience                12               Beneficiary                      18
TABLE OF GUARANTEED                            Value                       12               How to Change the Owner
MAXIMUM INSURANCE RATES                 4                                                     or the Beneficiary             18
                                             OWNER'S RIGHT TO CHANGE                        Collateral Assignment            18
DESCRIPTION OF INVESTMENT                    ALLOCATION                    13
DIVISIONS IN THE SEPARATE                                                               GENERAL PROVISIONS                   18
ACCOUNT                                 5    PAYMENTS DURING                                The Contract                     18
                                             INSURED'S LIFETIME            14               Limitation on Sales
DEFINITIONS                             6      Payment on Final Date                          Representatives or Other
                                                 of Policy                 14                 Person's Authority             18
PAYMENT WHEN INSURED DIES               7      Full and Partial                             Incontestability                 18
  Insurance Proceeds                    7        Cash Withdrawal           14               Age and Sex                      19
  Death Benefit                         7      Surrender Charges           14               Nonparticipation                 19
  Minimum Death Benefit                 8      Policy Loan                 16               Computation of Values            19
  Death Benefit Adjustment              8      Loan Repayment              16               Annual Reports                   19
                                               Effect of a Policy Loan                      Illustration of Future Benefits  19
MONTHLY DEDUCTION                       9        on the Cash Value         16
  Cost of Term insurance                9      Deferment                   16           EXCLUSION                            19
                                                                                            Suicide                          19
FIXED ACCOUNT                           9    PREMIUMS                      17
  Value                                 9      Premium Payments            17           METHODS OF PAYMENT                   19
  Interest Rate                        10      Limits                      17               Other Frequencies and Plans      20
                                               Grace Period                17               Choice of Payment Plans          20
SEPARATE ACCOUNT                       11      Reinstatement               17               Limitations                      20
  Investment Divisions                 11                                                   Payment Plan Rates               20
  Our Right to Make                          OWNERSHIP AND BENEFICIARY     18               Minimum Payments Under
    Changes                            11      Owner                       18                 Payment Plans                  21

      -------------------------------------------------------------------
                   Page 2 has intentionally been left blank.
      -------------------------------------------------------------------

              Any riders for additional benefits follow page 21.

                                    NOTICE

When you write to us, please give us your name, address and policy number. Please notify us promptly of any changes. We will write to you at your address last known to us.

Checks, drafts or money orders may be drawn to the order of Metropolitan Life Insurance Company (or "Met Life"). They are received subject to the condition that they may be handled for collection in accordance with the practice of the collecting bank or banks. If we do not receive the full amount of any check, draft or money order, it will not constitute payment. All payments are to be made in U.S. currency.

Metropolitan Life insurance Company
Home Office
One Madison Avenue
New York, New York 10010-3690

Countersigned and Delivered _____________________ 19 ____ By____________________


7FM-90                                                                    AAABDM

          DESCRIPTION OF INVESTMENT DIVISIONS IN THE SEPARATE ACCOUNT

THE ASSETS IN EACH INVESTMENT DIVISION OF METROPOLITAN LIFE SEPARATE ACCOUNT UL (SEPARATE ACCOUNT) ARE INVESTED IN SHARES OF A DESIGNATED INVESTMENT COMPANY PORTFOLIO. EACH PORTFOLIO REPRESENTS A DIFFERENT CLASS (OR SERIES) OF SHARES ISSUED BY METROPOLITAN SERIES FUND, INC.

DIVISION 1--  GROWTH PORTFOLIO--The investment objective of this portfolio is to achieve long-term growth of capital and income, and moderate current income, by investing primarily in common stocks that are believed to be of good quality or to have good growth potential or which are considered to be undervalued based on historical investment standards.

DIVISION 2--  INCOME PORTFOLIO--The investment objective of this portfolio is to achieve the highest possible total return, by combining current income with capital gains, consistent with prudent investment risk and the preservation of capital, by investing primarily in fixed-income, high-quality debt securities.

DIVISION 3--  MONEY MARKET PORTFOLIO--The investment objective of this portfolio is to achieve the highest possible current income consistent with the preservation of capital and maintenance of liquidity, by investing primarily in short-term money market instruments.

DIVISION 4--  DIVERSIFIED PORTFOLIO--The investment objective of this portfolio is to achieve a high total return while attempting to limit investment risk and preserve capital by investing in equity securities, fixed-income debt securities, or short-term money market instruments, or any combination thereof, at the discretion of State Street Research.

DIVISION 5--  EQUITY INCOME PORTFOLIO--The investment objective of this portfolio is to provide a high level of current income and, secondarily, long-term growth of capital by investing primarily in common stocks offering above-average dividend yields and in equity and debt securities convertible into or carrying the right to acquire common stocks.

DIVISION 6--  STOCK INDEX PORTFOLIO--The investment objective of this portfolio is to equal the performance of the Standard & Poor's 500 Composite Stock Price Index (adjusted to assume reinvestment of dividends) by investing in the common stock of companies which are included in the index.

INVESTMENT RETURNS WILL REFLECT FLUCTUATIONS IN THE MARKET VALUE OF SECURITIES. PLEASE REFER TO THE CURRENT PROSPECTUS FOR METROPOLITAN SERIES FUND, INC. FOR A COMPLETE DESCRIPTION OF THE FUND AND THE CURRENTLY AVAILABLE DESIGNATED PORTFOLIOS.

                                       5

7FM-05 (92)                                                               AAABVF
CA

GUARANTEED INTEREST RATE FOR FIXED ACCOUNT.......................4% A YEAR


INTEREST RATE ON FIRST $1,000 IN THE FIXED ACCOUNT...............4% A YEAR


BASE ADMINISTRATION
CHARGE................DURING THE FIRST TWELVE POLICY MONTHS $.25 PER THOUSAND
                      DOLLARS OF SPECIFIED FACE AMOUNT OF INSURANCE PLUS
                      $5 PER MONTH AT ISSUE AGES LESS THAN EIGHTEEN
                      $15 PER MONTH AT ISSUE AGES EIGHTEEN TO FORTY-NINE
                      $20 PER MONTH AT ISSUE AGES FIFTY AND ABOVE

                      AFTER THE FIRST TWELVE POLICY MONTHS
                      $5 PER MONTH IF SPECIFIED FACE AMOUNT OF INSURANCE IS
                          $250,000 OR MORE
                      $7 PER MONTH IF SPECIFIED FACE AMOUNT OF INSURANCE IS
                          $100,000 TO $249,999
                      $9 PER MONTH IF SPECIFIED FACE AMOUNT OF INSURANCE IS
                          LESS THAN $100,000.


TRANSFER CHARGE.......$25


SURRENDER CHARGE......SEE PAGE 14


NET PREMIUMS..........94.5% OF PREMIUMS RECEIVED. THE DEDUCTION FROM EACH
                      PREMIUM PAYMENT IS A SALES CHARGE AND TAX CHARGE. THE NET PREMIUM IS ALLOCATED BY YOU TO EITHER THE FIXED ACCOUNT, THE SEPARATE ACCOUNT, OR A COMBINATION OF BOTH.


SPECIFIED FACE
AMOUNT LIMITS.........YOU MAY NOT REDUCE YOUR SPECIFIED FACE AMOUNT OF INSURANCE
                      TO LESS THAN $100,000 FOR THE FIRST 5 POLICY YEARS OR TO LESS THAN $50,000 AFTER THE 5TH POLICY YEAR.

                                      3.1


7FM-9003.1 PR (92)                                                        AAABVI

GUARANTEED INTEREST RATE FOR FIXED ACCOUNT......................4% A YEAR


INTEREST RATE ON FIRST $1,000 IN THE FIXED ACCOUNT..............4% A YEAR


BASE ADMINISTRATION
CHARGE................DURING THE FIRST TWELVE POLICY MONTHS $.25 PER THOUSAND
                      DOLLARS OF SPECIFIED FACE AMOUNT OF INSURANCE PLUS
                      $5 PER MONTH AT ISSUE AGES LESS THAN EIGHTEEN
                      $15 PER MONTH AT ISSUE AGES EIGHTEEN TO FORTY-NINE
                      $20 PER MONTH AT ISSUE AGES FIFTY AND ABOVE

                      AFTER THE FIRST TWELVE POLICY MONTHS
                      $5 PER MONTH IF SPECIFIED FACE AMOUNT OF INSURANCE IS
                          $250,000 OR MORE
                      $7 PER MONTH IF SPECIFIED FACE AMOUNT OF INSURANCE IS
                          $100,000 TO $249,999
                      $9 PER MONTH IF SPECIFIED FACE AMOUNT OF INSURANCE IS
                          LESS THAN $100,000.


TRANSFER CHARGE.......$25


SURRENDER CHARGE......SEE PAGE 14


NET PREMIUMS..........94.5% OF PREMIUMS RECEIVED. THE DEDUCTION FROM EACH
                      PREMIUM PAYMENT IS A SALES CHARGE AND TAX CHARGE. THE NET PREMIUM IS ALLOCATED BY YOU TO EITHER THE FIXED ACCOUNT, THE SEPARATE ACCOUNT, OR A COMBINATION OF BOTH.


SPECIFIED FACE
AMOUNT LIMITS.........YOU MAY NOT REDUCE YOUR SPECIFIED FACE AMOUNT OF INSURANCE
                      TO LESS THAN $100,000 FOR THE FIRST 5 POLICY YEARS OR TO LESS THAN $50,000 AFTER THE 5TH POLICY YEAR.


INTEREST RATE CREDITED
ON POLICY LOAN........2% LESS THAN THE RATE CHARGED FOR THE LOAN BUT NOT LESS
                      THAN 4%

                                      3.1


7FM-9003.1 PR (92)                                                        AAABVH
NY

GUARANTEED INTEREST RATE FOR FIXED ACCOUNT.......................4% A YEAR


INTEREST RATE ON FIRST $1,000 IN THE FIXED ACCOUNT...............4% A YEAR


BASE ADMINISTRATION
CHARGE................DURING THE FIRST TWELVE POLICY MONTHS $.25 PER THOUSAND
                      DOLLARS OF SPECIFIED FACE AMOUNT OF INSURANCE PLUS
                      $5 PER MONTH AT ISSUE AGES LESS THAN EIGHTEEN
                      $15 PER MONTH AT ISSUE AGES EIGHTEEN TO FORTY-NINE
                      $20 PER MONTH AT ISSUE AGES FIFTY AND ABOVE

                      AFTER THE FIRST TWELVE POLICY MONTHS
                      $5 PER MONTH IF SPECIFIED FACE AMOUNT OF INSURANCE IS
                          $250,000 OR MORE
                      $7 PER MONTH IF SPECIFIED FACE AMOUNT OF INSURANCE IS
                          $100,000 TO $249,999
                      $9 PER MONTH IF SPECIFIED FACE AMOUNT OF INSURANCE IS
                          LESS THAN $100,000.


TRANSFER CHARGE.......$25


SURRENDER CHARGE......SEE PAGE 14


NET PREMIUMS..........94.5% OF PREMIUMS RECEIVED. THE DEDUCTION FROM EACH
                      PREMIUM PAYMENT IS A SALES CHARGE AND TAX CHARGE. THE NET PREMIUM IS ALLOCATED BY YOU TO EITHER THE FIXED ACCOUNT, THE SEPARATE ACCOUNT, OR A COMBINATION OF BOTH.


SPECIFIED FACE
AMOUNT LIMITS.........YOU MAY NOT REDUCE YOUR SPECIFIED FACE AMOUNT OF INSURANCE
                      TO LESS THAN $50,000 FOR THE FIRST 5 POLICY YEARS OR TO LESS THAN $25,000 AFTER THE 5TH POLICY YEAR.


INTEREST RATE CREDITED
ON POLICY LOAN........2% LESS THAN THE RATE CHARGED FOR THE LOAN BUT NOT LESS
                      THAN 4%.

                                      3.1

7FM-9003.1 S (92)                                                         AAABVG

GUARANTEED INTEREST RATE FOR FIXED ACCOUNT.......................4% A YEAR


INTEREST RATE ON FIRST $1,000 IN THE FIXED ACCOUNT...............4% A YEAR


BASE ADMINISTRATION
CHARGE................DURING THE FIRST TWELVE POLICY MONTHS $.25 PER THOUSAND
                      DOLLARS OF SPECIFIED FACE AMOUNT OF INSURANCE PLUS
                      $5 PER MONTH AT ISSUE AGES LESS THAN EIGHTEEN
                      $15 PER MONTH AT ISSUE AGES EIGHTEEN TO FORTY-NINE
                      $20 PER MONTH AT ISSUE AGES FIFTY AND ABOVE

                      AFTER THE FIRST TWELVE POLICY MONTHS
                      $5 PER MONTH IF SPECIFIED FACE AMOUNT OF INSURANCE IS
                          $250,000 OR MORE
                      $7 PER MONTH IF SPECIFIED FACE AMOUNT OF INSURANCE IS
                          $100,000 TO $249,999
                      $9 PER MONTH IF SPECIFIED FACE AMOUNT OF INSURANCE IS
                          LESS THAN $100,000.


TRANSFER CHARGE.......$25


SURRENDER CHARGE......SEE PAGE 14


NET PREMIUMS..........94.5% OF PREMIUMS RECEIVED. THE DEDUCTION FROM EACH
                      PREMIUM PAYMENT IS A SALES CHARGE AND TAX CHARGE. THE NET PREMIUM IS ALLOCATED BY YOU TO EITHER THE FIXED ACCOUNT, THE SEPARATE ACCOUNT, OR A COMBINATION OF BOTH.


SPECIFIED FACE
AMOUNT LIMITS.........YOU MAY NOT REDUCE YOUR SPECIFIED FACE AMOUNT OF INSURANCE
                      TO LESS THAN $50,000 FOR THE FIRST 5 POLICY YEARS OR TO LESS THAN $25,000 AFTER THE 5TH POLICY YEAR.


INTEREST RATE CREDITED
ON POLICY LOAN........2% LESS THAN THE RATE CHARGED FOR THE LOAN BUT NOT LESS
                      THAN 4%.

                                      3.1

7FM-9003.1 S (92)                                                         AAABVJ
NY